ACQUISITION OF SOLVIS MEDICAL GROUP

             This is an Agreement, entered into on October 1, 2011 (the “Effective Date”), by and between SMART-TEK SOLUTIONS, INC., a Nevada company (“Buyer”) and AMERICAN MARINE, LLC dba AMS OUTSCOURCING, a Montana Limited Liability Corporation (“Seller”), and its wholly owned subsidiary SOLVIS MEDICAL GROUP, a Nevada corporation (the “Acquired Company”).

Background

             A.        Buyer is engaged in the business of providing professional employer organization outsourcing (PEO) and human resources services to small and medium-size businesses.

             B.        Seller wishes to sell its subsidiary Solvis Medical Group which has three distinct business’: Solvis Medical Staffing and Solvis Medical provides medical staffing services to hospitals, medical clinics, surgical centers, and skilled nursing facilities; and, in certain cases, nursing care to patients in their homes. Solvis Physical Therapy, Inc. is a licensed provider of physical therapy services, but is currently inactive.

             C.        Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, Solvis Medical Group.

             NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

             1.        Purchase and Sale of Assets.

                        1.1        For fair consideration (see section 3), Solvis Medical Group will exchange 100% of its issued and outstanding stock to Smart-Tek Solutions Inc.

                        1.2        Acquired Net Assets. Upon the terms and conditions of this Agreement, Seller hereby sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby purchases, accepts and acquires from Seller, the net tangible assets of the Seller as of the closing date with the exception of cash and accounts receivable. In addition, the below assets, not necessarily tangible, will become the property of the Buyer (the “Acquired Net Assets”):

                                     a)        All trade name and licenses, certifications and registrations

                                      b)        Transfer of Solvis Employees to Buyer at Buyer’s discretion

                        1.3        Following the Closing Date, all payments received by Seller from any customers related to receivables transacted prior to the acquisition date, such amounts will belong to the Seller. A list of such receivables is in Exhibit A

            2.        Purchase Price and Payment.

                        2.1        Purchase Price. The purchase price for the Acquired Company (the “Purchase Price”) shall be Five Hundred Thirty Five Thousand Dollars ($535,000). (See Valuation – Exhibit B)

                        2.2        Payment. The Purchase Price shall be paid as follows:

                                    2.2.1        $35,000 Thousand Dollars ($35,000) shall be paid on the Closing Date by a wire transfer to the following account:

________________________

________________________

                                    2.2.2        Five Hundred Thousand Dollars ($500,000) shall be paid by delivery of a promissory note on the Closing Date providing for the balance of the purchase price as Exhibit C.

                        2.3        Purchase Price Revaluation.

                                    •        Year 2012 – At December 31, 2012, the company will be revalued at four (4) times pretax earnings. A one year promissory note at 6% interest will be issued for the net change between the original value and the 2012 revalue.

                                    •        Year 2013 – At December 31, 2013, the company will be revalued at four (4) times pretax earnings.  A one year promissory note at 6% interest will be issued for the net change between the revalue as of December 31, 2012 and the revalue at December 31, 2013.

            3.        Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Exhibit C. Buyer and Seller hereby covenant that the foregoing allocation of the Purchase Price shall, for tax purposes, be binding on them and they each shall file their respective tax returns, including the statement required by section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with such allocations, and shall not take any position inconsistent with such allocations.

            4.        Closing.

                        4.1        Time and Place of Closing. The closing of the transactions described in this Agreement “Closing”) shall take place on September 30, 2011 or at such other time as the parties may mutually agree (the “Closing Date”).

                        4.2        Deliveries.

                                4.2.1        Deliveries by Seller. At Closing, Seller shall deliver to Buyer:

                                                4.2.1.1 Such executed bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer’s counsel, as shall be effective to vest in Buyer all of such Seller’s right, title, and interest in and to the Acquired Assets;

                                                4.2.1.2 All necessary consents or assurances of third parties, if any;

                                                4.2.1.3 Such executed corporate approvals, resolutions, and authorizations, in form and substance reasonably satisfactory to Buyer’s counsel, including, but not limited to, approval of the sale of the Acquired Assets by the Seller’s governing body.

                                4.2.2        Deliveries by Buyer. At Closing, Buyer shall deliver to Seller:

                                                4.2.2.1      Such executed assignment and assumption agreements and other documentation, in form and substance reasonably satisfactory to Sellers’ counsel, as shall be effective to evidence Buyer’s purchase of the Acquired Assets;

                                                4.2.2.2      All necessary consents or assurances of third parties, if any;

                                                4.2.2.3      Such executed corporate approvals, resolutions, and authorizations, in form and substance reasonably satisfactory to Seller’s counsel, including, but not limited to, approval of the purchase of the Acquired Assets by the governing body of Buyer;

                                                4.2.2.4      The portion of the Purchase Price payable at Closing; and

                                                4.2.2.5      The executed Note.

                                     4.2.3   Form of Delivery. The deliveries described above may be made at Closing by fax or electronic transmission. Within ten (10) days after Closing, the parties shall exchange original, fully-executed originals.

            5.        Post Closing Condition.

An audit of Solvis Medical Group will be successfully completed within seventy days (70) of closing. Such audit will paid by Smart-Tek Solutions Inc., however it will be Solvis’ responsibility to ensure that such audit is completed on time.

             6.        Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer, each of which shall survive the Closing:

                        6.1        Corporate Organization. Seller is duly organized, validly existing, and in good standing under the laws of the State of Montana and has qualified to do business in each jurisdiction where such qualification is required and Seller has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

                        6.2        Approvals. Seller is legally permitted and authorized by its shareholders and directors to consummate this Agreement and the transactions contemplated herein.

                        6.3        Enforceability. This Agreement and any documents to be delivered under this Agreement are valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any proceeding is brought.

                        6.4        Title to Assets. Seller has exclusive rights to and good and marketable title to all of the Acquired Assets, free and clear of any and all liens, leases, licenses, claims of others, mortgages, pledges, claims, security interests, conditional sales agreements, charges, options and other encumbrances whatsoever.

                        6.5        No Consents Required. Seller has the full power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement, and such execution and performance does not require the consent or permission of any third party.

                        6.6        No Violation. Neither the execution or delivery of this Agreement or any documents to be delivered under this Agreement nor their performance by Seller will violate the terms of Seller’s Certificate of Incorporation, Bylaws, or other governing instruments, or any agreement, instrument, or decree to which it is a party or by which it is bound.

                        6.7        Infringement. The sale of the Acquired Assets to Buyer and Buyer’s replication and sale of such Acquired Assets in the ordinary course of business will not infringe upon the intellectual property rights or any other proprietary right of any person or entity.

                        6.8        No Licenses. There are no licenses now outstanding or other rights granted to any person or entity under or in connection with any of the Acquired Assets and Seller is not a party to any agreement or understanding with respect to the use, sale, assignment, or otherwise of the Acquired Assets.

                        6.9        No Claims. There is no pending challenge or claim asserting the invalidity, misuse or unenforceability of Seller’s rights or challenging Seller’s right to ownership or use of the Acquired Assets or to transfer and assign the Acquired Assets, and Seller has no knowledge of facts that would support such a challenge or claim.

                        6.10       No Litigation. There is no litigation, administrative, or governmental proceeding or investigation pending or, to Seller’s knowledge, threatened against Seller relating to any of the Acquired Assets, and Seller knows of no facts or circumstances that could reasonably be expected to give rise to any such litigation or proceeding.

                        6.11       Compliance with Laws. Seller has complied with all applicable laws in the operation of its business and has not received any notice of violation of any law, ordinance, rule, regulation, or order which has a material adverse affect on or, so far as any of them can now reasonably foresee, could reasonably be expected to in the future to have a material adverse affect on the Acquired Assets.

                        6.12       Completeness. No certificate, statement, schedule, exhibit, or other instrument furnished by Seller contains an untrue statement of material fact or omits to state any fact that would be necessary to make such certificate, statement, schedule, exhibit, or other instrument not misleading.

                        6.13       Brokers. Seller has not employed a broker in connection with the transactions described in this Agreement, nor entered into any other agreement which may cause any person to become entitled to a commission as a result of such transactions.

             7.        Buyer’s Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller, each of which shall survive the Closing:

                        7.1        Corporate Organization. Buyer is duly organized, validly existing, and in good standing under the laws of the State of Nevada and has qualified to do business in each jurisdiction where such qualification is required. Buyer has all requisite corporate power and authority and all necessary licenses and permits to conduct its business as now conducted and to own, lease, and operate the assets and properties now owned, leased, or operated by it.

                        7.2        Approvals. Buyer is legally permitted and authorized by its members and managers to consummate this Agreement and the transactions contemplated herein.

                        7.3        Enforceability. This Agreement and any documents to be delivered under this Agreement are valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to the discretion of the court before which any proceeding is brought.

                        7.4        No Consents Required. Buyer has the full power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement, and such execution and performance does not require the consent or permission of any third party.

                        7.5        No Violation. Neither the execution or delivery of this Agreement or any documents to be delivered under this Agreement nor their performance by Buyer will violate the terms of Buyer’s Certificate of Formation, Operating Agreement, or other governing instruments, or any agreement, instrument, or decree to which it is a party or by which it is bound.

                        7.6        Completeness. No certificate, statement, schedule, exhibit, or other instrument furnished by Buyer contains an untrue statement of material fact or omits to state any fact that would be necessary to make such certificate, statement, schedule, exhibit, or other instrument not misleading.

                        7.7        Brokers. Buyer has not employed a broker in connection with the transactions described in this Agreement, nor entered into any other agreement which may cause any person to become entitled to a commission as a result of such transactions.

                        7.8

            8.        Indemnifications.

                        8.1        Indemnification by Seller. Seller shall defend, hold harmless, and indemnify Buyer and its employees, officers, and managers, and members against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys’ fees and related costs) arising from (i) the conduct of Seller’s business; or (ii) a breach by Seller of any of the covenants, agreements, warranties or representations contained in this Agreement.

                        8.2        Indemnification by Buyer. Buyer shall defend, hold harmless, and indemnify Seller and its employees, officers, directors, and shareholders against all liabilities, damages, losses, claims, judgments and expenses (including reasonable attorneys’ fees and related costs) arising out of (i) the conduct of Buyer’s business; or (ii) a breach by Buyer of any of the covenants, agreements, warranties or representations contained in this Agreement.

                        8.3        Notice of Claim. Upon receipt of a third party claim or demand for which a party is entitled to indemnification, or in any other event where a party believes it is entitled to indemnification, such party (the “Indemnified Party”) shall (i) notify the party required to provide such indemnification (the “Indemnifying Party”) in writing of the nature of the claim and the names and addresses of the persons involved in or having an interest in such claim; (ii) furnish the Indemnifying Party with all documents and information within the possession, custody, or control of the Indemnified Party and relating to such claim; and (iii) cooperate with the Indemnifying Party should the Indemnifying Party choose to defend such claim pursuant to section 10.4.

                        8.4        Defense of Claim. Upon receipt of the notice described in section 10.3, the Indemnifying Party shall be entitled to exercise control of the defense and settlement of any third party claim giving rise to the claim to indemnification, provided that (i) such defense and settlement shall be at the sole cost and expense of the Indemnifying Party; (ii) the Indemnifying Party shall notify the Indemnified Party of its intention to assume control of the defense and settlement within a reasonable time of its receipt of the notice described in section 10.3; (iii) the Indemnifying Party shall be permitted to control the defense of the claim only if the Indemnifying Party is financially capable of such defense and engages the services of a qualified attorney, each in the reasonable judgment of the Indemnified Party; (iv) the Indemnifying Party shall not thereafter withdraw from control of such defense and settlement without giving reasonable advance notice to the Indemnified Party; (v) the Indemnified Party shall be entitled to participate in, but not control, such defense and settlement at its own cost and expense; (vi) before entering into any settlement of the claim, the Indemnifying Party shall be required to obtain the prior written approval of the Indemnified Party, which shall be not unreasonably withheld, if pursuant to or as a result of such settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or its assets or business; and (vii) the Indemnifying Party will not enter into any settlement of any such claim without the prior written consent of the Indemnified Party, unless the Indemnifying Party agrees to be liable for any amounts to be paid to the third party pursuant to such settlement and satisfies to the reasonable satisfaction of the Indemnified Party its ability to satisfy such liability.

                        8.5        Limitation on Actions.

                                     8.5.1        Time Limitation. No action for indemnification based on an alleged breach of representations or warranties pursuant to this section shall be effective unless the notice described in section 10.3 is received by the party from whom indemnification is sought within eighteen (18) months following the Closing Date.

                                     8.5.2        Reservation of Rights. The election of the Indemnifying Party to defend a claim shall not preclude the Indemnifying Party from subsequently contesting its obligation to indemnify the Indemnified Party with respect to such claim.

            9.        Restrictive Covenants.

                         9.1        Confidential Information. At all times after the date of this Agreement, Seller shall not, except with the express prior written consent of Buyer, directly or indirectly, communicate, disclose or divulge to any person or entity, or use for its own benefit or the benefit of any person, any confidential or proprietary information of Buyer or Buyer’s business, including but not limited to business plans, trade secrets, financial statements and projections, marketing plans, business practices, pricing, cost, and expense information, and all discussions and negotiations relating to this Agreement and the transactions contemplated hereunder.

                         9.2        Remedies for Breach. Seller acknowledges that the restrictions contained in this section 11 are reasonable and necessary in order to protect Buyer’s legitimate interests and that any violation thereof would result in irreparable injury to Buyer. Seller therefore acknowledges and agrees that, in the event of any violation thereof, Buyer shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any rights or remedies to which Buyer may be entitled. In the event that this section 11 is held to be in any respect an unreasonable restriction upon Seller, the court so holding may reduce the territory to which it pertains and/or the period of time during which it operates, or effect any other changes to the extent necessary to render this Section enforceable by said court.

            10.        Miscellaneous.

                         10.1      Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

                         10.2      Notices. Any notice or document required or permitted to be given under this Agreement shall be deemed to be given on the date such notice is (i) deposited in the United States mail, postage prepaid, certified mail, return receipt requested, (ii) deposited with a commercial overnight delivery service with delivery fees paid, or (iii) transmitted by facsimile or electronic mail with transmission acknowledgment, to the following addresses or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section:

Buyer:	Smart-Tek Solutions Inc.
11838 Bernardo Plaza Ct
Suite 240
San Diego, CA 92128

Seller:	AMERICAN MA3RINE, LLC
11838 Bernardo Plaza Ct
Suite 210
San Diego, CA 92128

                         A copy of any notice to Buyer shall be sent to Owen Naccarato, Esq., Naccarato & Associates, 1100 Quail Street, Suite 100, Newport Beach, California 92660, FAX (949) 851-9262, owen@owenn.com, and a copy of any notice to Seller shall be sent to Sellers’ address above, provided that such copies shall not themselves constitute notice.

                         10.3        Governing Law.

                                        10.3.1        In case of breach of Buyers Warranties and Representations and breach of Promissory Note. This Agreement shall be governed by the internal laws of California without giving effect to the principles of conflicts of laws. Each party hereby consents to the personal jurisdiction of the Federal or California courts located in San Diego County, California, and agrees that all disputes arising from this Agreement shall be prosecuted in such courts. Each party hereby agrees that any such court shall have in personam jurisdiction over such party and consents to service of process by notice sent by regular mail to the address set forth above and/or by any means authorized by California law.

                                        10.3.2        In case of breach of Sellers Warranties and Representations.

                         10.4        Language Construction. The language of this Agreement shall be construed in accordance with its fair meaning and not for or against any party. The parties acknowledge that each party and its counsel have reviewed and had the opportunity to participate in the drafting of this Agreement and, accordingly, that the rule of construction that would resolve ambiguities in favor of non-drafting parties shall not apply to the interpretation of this Agreement.

                         10.5        No Offer. The submission of this Agreement by any party for the review and/or execution by another party does not constitute an offer or reservation of rights for the benefit of any party. This Agreement shall become effective, and the parties shall become legally bound, only if and when all parties have executed this Agreement.

                         10.6        Payment of Fees. In the event of a dispute arising under this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs, provided that if a party prevails only in part the court shall award fees and costs in accordance with the relative success of each party.

                         10.7        Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original.

                         10.8        Signature by Facsimile. An original signature transmitted by facsimile shall be deemed to be original for purposes of this Agreement.

                         10.9        Assignment. Neither party to this Agreement shall assign its rights or duties hereunder without the prior written consent of the other party. Any attempted assignment without such prior written consent shall be null and void.

                         10.10      No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

                         10.11      Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

                         10.12      Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

                         10.13      Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

                         10.14      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings.

                         10.15      Time is of the Essence: Time is of the essence and both parties mutually agree to prepare and provide all necessary documentation as may be required to complete this transaction.

                         10.16      Employer of Record: AMS Outsourcing will remain the Employer of Record until January 1, 2012 to facilitate the processing of government year-end filings and Form W-2 processing.

                         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

SMART-TEK SOLUTIONS, INC.:

          /s/ Kelly Mowrey

By:_______________________________________
       Kelly Mowrey, COO

AMERICAN MARINE, LLC:

          /s/ Niven Bonar

By: ______________________________________
       C. Niven Bonar, Managing Member

SOLVIS MEDICAL GROUP

          /s/ Eric Gaer

By: _____________________________________
       Eric Gaer, CEO

Exhibit A

Net Tangible Assets

Description	Book Value

1.) Furniture and Fixtures	$ 6,341
2.) Prepaids	$52,303

Exhibit B
Valuation

Hanover Federal Capital Corporation
Merchant Bankers

Member: The EMCO/Hanover Group

July 15, 2011

AMS Outsourcing
11838 Bernardo Plaza Court, Suite 210,
San Diego, CA 92128

Attention:     Mr. Eric Gaer, Chief Executive Officer
                       Re: Fairness Opinion – Solvis, as collectively referenced below

Gentlemen:

The EMCO/Hanover Group under Hanover Federal Capital Corporation (collectively referred to herein as “Hanover”) has been requested to express an opinion as to the Fair Market Value (“FMC”) of Solvis Medical Group under an intent to sell by AMS Outsourcing (“AMS”), as of June 30, 2011 and as collectively referenced herein under General Background.

Conclusion

Hanover’s Opinion is that the Fair Market Value that should be assigned to the Shareholder’ Equity Account of Solvis Medical Group should be $535,445 as determined on Page 8 of this Report.

General Background

In March, 2010, AMS Outsourcing (“AMS”) acquired Solvis Medical Staffing, Inc.; Solvis Medical, Inc.; and Solvis Physical Therapy, Inc. (collectively referred to herein as “Solvis” or “Solvis Medial Group”) from Solvis Healthcare, Inc. in exchange of indebtedness of approximately $300,000.

Description of Business

Solvis Medical Staffing and Solvis Medical provides medical staffing services to hospitals, medical clinics, surgical centers, and skilled nursing facilities; and, in certain cases, nursing care to patients in their homes. Solvis Physical Therapy, Inc. is a licensed provider of physical therapy services, but is currently inactive.

11740-11 Sunset Boulevard, Los Angeles, California 90049-2996
Telephone: (310) 471-3735 Fax: (310) 440-2214 Email: bb@emchano.com
Website: www.emcohanover.com

Medical Staffing Services

The Company specializes in providing a broad range of staffing services, including nurses and other clinical personnel, to hospitals, clinics, and private patients. They provide these services through contracts they have with numerous hospitals and clinics in Michigan and California. The hospitals and clinics are not obligated to use their services under these agreements; the agreements set forth the terms under which the hospitals and clinics may use their staffing services.

Solvis employs several different methods to promote and advertise their staffing services to acquire new customers, including advertising, direct mail, and an internal sales staff. They use their internal staff to contact hospital staffing managers regarding their hospital nurse staffing services.

Medical Provider Services

Solvis provide nurses and other medical personnel to patients in their homes through the Company’s home healthcare operations in Michigan and California. They most frequently obtain patients through referral by other medical services providers or insurance company case managers. Some patients are obtained by advertising. They use our internal sales staff to call physicians, hospitals, case managers and insurance companies regarding our home healthcare staffing services

Solvis’ Strategy

Solvis recruit nurses and allied health (non-nursing) professionals. Their strategic objective is to be a profitable provider of medical staffing services and home healthcare services; and to be a preferred provider of physical therapy services. They currently provide our services with operations in California and Michigan. They hope to expand our business presence in other locations throughout the U.S. They seek to profitably serve our target markets by achieving scale and efficiency in their operations. They believe our target market is large and growing rapidly due to the nature of the medical industry. They medical staffing and medical provider personnel are trained in their various experts of expertise and are employees of one of their subsidiaries, through which they are on payroll.

They market their services to two distinct customer groups: (1) temporary healthcare professionals and (2) hospital and healthcare facility clients. To assist in recruitment, they provide their temporary healthcare professionals with an attractive benefits package, including a 401(k) plan and health insurance. Management believes that they attract temporary healthcare professionals due to: 1.) their long-standing reputation for providing a high level of service; 2.) their numerous job opportunities; and 3.) their benefit packages and word-of-mouth referrals from their current and former temporary healthcare professionals.

Hanover Federal Capital Corporation
Merchant Bankers

They have established a growing and diverse hospital and healthcare facility client base, ranging from national healthcare providers to premier teaching and regional hospitals. Hospital and healthcare facilities utilize our services to help cost-effectively manage staff shortages, new unit openings, seasonal variations, budgeted vacant positions, long-term leaves of absence and other flexible staffing needs.

Their medical staffing business segment also includes placement of nursing and allied (non-nursing) personnel in home healthcare, which is growing in importance due to the changing demographics of the U.S. toward an older population and the need for home care of patients who have experienced debilitating injuries that require daily care outside of a medical facility. Solvis’ target markets include a number of niche opportunities, including: hospitals, specialized facilities, government contracts, private duty cases, nursing/assisted living centers, and brain injury cases.

In order to grow their medical staffing business, management intends to pursue two parallel strategies: organic growth of their existing business, including Solvis Medical Staffing and Solvis Medical – in Michigan and in California.

According to Solvis, the growth of their staffing and home healthcare units will depend on their ability to increase their pool of nurses. In-house recruiting personnel in local markets, trade and employment fairs, and targeted mailers are used as tools for recruitment of nurses and other health professionals.

The Market

According to Healthcare Market Resources, the healthcare staffing industry in the U.S. is averaging 10% annual growth. The trend within hospital systems, however, is to reduce the number of outside agencies used. Hospitals are beginning to move toward approved supplier lists, supplier consolidation, and separate staffing offices, which will enable them to lower their agency numbers and create uniformity. According to The Braff Group, entry into new markets for staffing agencies has become increasing difficult, which can be mitigated by an acquisitions strategy.

According to American Family Physician, home healthcare is one of the fastest growing markets in all of healthcare. Between 1980 and 1996, for example, the number of patients receiving Medicare-sponsored home care increased by more than 400 percent. Our nation’s largest population group, “baby boomers”, is beginning to reach the age where many need medical assistance or help but do not want to live in a nursing home.

Despite its anticipated growth, recruiting of nurse professionals in the healthcare staffing industry is difficult as there is a national shortage of nurses. According to Health Resources and Service Administration, the current shortage of registered nurses is projected to worsen, to a shortfall of 800,000 by 2020. On a percentage basis, this means that the supply is expected to fall short of demand in 2020 by approximately 29%. All healthcare providers, including those in

Hanover Federal Capital Corporation
Merchant Bankers

The U.S. healthcare market continues to experience an increase in the use of physical therapy and rehabilitation services. This increase is driven by an aging population, advances in medical technologies, growing availability of services in hospitals and clinics, and more frequent physician referrals for therapeutic and diagnostic procedures.

Demand and Supply Drivers

Since the mid-1990s, changes in the healthcare industry prompted a permanent shift in staffing models that led to an increased usage of temporary staffing at hospitals and other healthcare facilities. These changes have also resulted in increased demand for outpatient services including home healthcare, and physical therapy/rehabilitation. Management believes that this expanded demand and supply pattern will continue because of the following drivers:

a.) Demand Drivers

Demographics and Advances in Medicine and Technology. As the U.S. population ages and as advances in medicine result in longer life expectancy, it is likely that chronic illnesses, injuries, and hospital populations will continue to increase. Management believes that these factors will increase the demand for temporary nurses, as well as for allied health professionals (in hospital and in home). In addition, advances in healthcare technology have increased the demand for specialty nurses who are qualified to operate advanced medical equipment or perform complex medical procedures.

Shift to Flexible Staffing Models. Nurse wages comprise the largest percentage of hospitals’ labor expenses. Cost containment initiatives and a renewed focus on cost-effective healthcare service delivery continue to lead many hospitals and other healthcare facilities to adopt flexible staffing models that include reduced permanent staffing levels and increased utilization of flexible staffing sources, such as traveling nurses.

Nursing Shortage. Most regions of the United States are experiencing a shortage of nurses. The Journal of the American Medical Association has reported that the registered nurse workforce is expected to be 20% below projected requirements by 2020. Faced with increasing demand for and a shrinking supply of nurses, hospitals are utilizing more temporary nurses to meet staffing requirements. Factors contributing to the current and projected declining supply of nurses include:

State Legislation Requiring Healthcare Facilities to Utilize More Nurses. In response to concerns by consumer groups over the quality of care provided in healthcare facilities and concerns by nursing organizations about the increased workloads and pressures placed upon nurses, several states have passed or introduced legislation that is expected to increase the demand for nurses. California passed legislation that requires the establishment of minimum nurse-to-patient ratios throughout all hospitals. Several states are considering similar legislation.

Hanover Federal Capital Corporation
Merchant Bankers

b.) Supply Drivers

Word-of-Mouth Referrals. Nursing applicants are most often referred to staffing companies by current or former temporary healthcare professionals. Growth in the number of healthcare professionals that have traveled, as well as the increased number of hospital and healthcare facilities that utilize temporary healthcare professionals, creates more opportunities for referrals.

More Nurses Choosing Temporary Assignment Due to the Nursing Shortage. In times of nursing shortages, nurses with permanent jobs generally feel more secure about their employment prospects. They have a higher degree of confidence that they can leave their permanent position to take a temporary assignment and have the ability to return to a permanent position in the future. Additionally, during a nursing shortage, permanent staff nurses are often required to assume greater responsibility and patient loads, work mandatory overtime and deal with increased pressures within the hospital. Many experienced nurses consequently choose to leave their permanent employer, and look for a more flexible and rewarding position.

Growth Strategy

Solvis’ goal is to expand their healthcare business units, including nurse staffing, home healthcare, and physical therapy/rehabilitation. They expect to expand through both organic growth and through strategic acquisitions as they become available and/or affordable. According to management, the key components of their business strategy include:

Expanding Network of Qualified Temporary Healthcare Professionals. Through the Company’s recruiting efforts, they will continue to expand their network of qualified temporary healthcare professionals. Management believes that growth in their temporary healthcare professional network in the past has been due primarily to referrals from their current and former temporary healthcare professionals, as well as through advertising and direct mailings. They expect these methods to continue to gain momentum as we implement consistent recruitment programs, including participation in local job fairs.

Strengthening and Expanding Their Relationships with Hospitals and Healthcare Facilities. According to corporate management, the Company seeks to continue to strengthen and expand their relationships with their hospital and healthcare facility clients, and to develop new relationships. They believe that they are well positioned to offer their hospital and healthcare facility client’s effective solutions to meet their staffing needs. While the Company holds contracts with most of the hospitals in the markets they currently serve, they expect to increase their marketing efforts to receive a larger amount of available shifts to increase their overall market share.

Hanover Federal Capital Corporation
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Competition

The market for medical staffing and medical provider services is highly competitive. There are no substantial barriers to entry, and corporate management expects that competition will intensify in the future. Management believes that their ability to compete successfully depends upon a number of factors, including successfully maintaining their existing customers, as well originating new clients and patients through their internal sales staff.

The healthcare staffing industry is highly competitive. Solvis competes with both national firms and local and regional firms. In addition, some of their hospital and healthcare facility clients maintain their own national staffing organizations that provide staffing services to their member hospitals. Solvis competes with these firms to attract nurses and other healthcare professionals as temporary healthcare professionals and to attract hospital and healthcare facility clients. Management competes for temporary healthcare professionals on the basis of customer service and expertise, the quantity, diversity and quality of assignments available, compensation packages, and the benefits that they provide to a temporary healthcare professional while they are on an assignment. According to management Solvis competes for hospital and healthcare facility clients on the basis of the quality of their temporary healthcare professionals, the timely availability of their professionals with requisite skills, the quality, scope and price of their services, and their recruitment expertise.

Management believes that their model of local, community-based staffing offices provide the level and quality of service demanded by the hospitals, clinics, and patients we serve through our nurse staffing and home healthcare business units. Continuing nursing shortages and factors driving the demand for nurses over the past several years have made it increasingly difficult for hospitals to meet their staffing needs. Their local offices maintain a base of available nursing candidates and word-of-mouth referral enabling them to attract a consistent flow of new applicants.

Industry Selected Comparatives: Publicly-Traded and Private Companies

According to Solvis’ managements, some of Solvis’ “smaller” competitors in the temporary healthcare staffing sector include: AMN Healthcare Services Inc. (NYSE: AHS) with annual revenues of $689 million – selling at a forward price/ earnings ratio of 17.7x and a price/ sales ratio of .40x; Cross Country Healthcare, Inc. (Nasdaq GS: CCRN ) with annual revenues of $469 million - selling at a forward price/ earnings ratio of 25.7X and a price/ sales ratio of .47x; and On Assignment Inc. (Nasdaq GS: ASGN) with annual revenues of $438 million – selling at a forward price/ earnings ratio of 16.8x and a price/ book ratio of .74x. Even though IntelliStaf, Medical Staffing Network and RehabCare Group were listed by management, they are not publicly-traded companies and thus, have only been listed here for reference purposes.

Larger publicly-traded companies in Solvis’ industry sector include: SFN Group, Inc. (NYSE: SFN) with annual revenues of $2.1 billion - selling at a forward price/ earnings ratio of

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16.8x and a price/ sales ratio of .33x; Kelly Services, Inc. (Nasdaq GS: KELYA ) with annual revenues of $11.8 billion - selling at a forward price/ earnings ratio of 11.8x and a price/ sales ratio of ..14x; and Manpower Inc. Common Stock (NYSE: MAN) with annual revenues of $18.9 billion - selling at a forward price/ earnings ratio of 14.9x and a price/ sales ratio of .26x; plus Paycheck Inc. (Nasdaq GS: PAYX ) with annual revenues of $2.0 billion - selling at a forward price/ earnings ratio of 21.0x and a price/ sales ratio of 5.60x.

General Note: All of the above comparatives are considerably larger than the Solvis medical Group and thus, are included herein only as a point of reference and were not used in determining Hanover’s Fair Market Value Opinion.

Government Regulation

The healthcare industry is subject to extensive and complex federal and state laws and regulations related to professional licensure, conduct of operations, payment for services and payment for referrals.

Nurse Staffing. Solvis’ nurse staffing business is not directly impacted by or subject to the extensive and complex laws and regulations that generally govern the healthcare industry. The laws and regulations which are applicable to their hospital and healthcare facility clients could indirectly impact their business to a certain extent, but because they provide services on a contract basis and are paid directly by their hospital and healthcare facility clients, they do not have any direct Medicare or managed care reimbursement risk. Most of the temporary healthcare professionals that they employ are required to be individually licensed or certified under applicable state laws. According to management, they take reasonable steps to ensure that their employees possess all necessary licenses and certifications in all material respects.

Current Operating and Financial Condition

As of February 28, 2011 Solvis Medical Group had revenues for the 6 months period of $1,992,752 and earned Pre-tax Income of $111,551 (if annualized: $223,102) This compared to 2010 fiscal year results of annual revenue of $2,341,431 but with a reported fiscal 2010 loss of <$283,950>. Its reported balance sheet at February 28, 2011 had an unaudited Shareholders’ Equity Account balance of <$12,138>.

Basis of Opinion

For purposes of its Opinion, Hanover believes that a pre-tax earnings multiple of 4x would be appropriate, not only because of the Company’s revenue size but also because of the fact it has yet to report on a fiscal basis any profits, given also the Company’s Retained Balance Earnings Account Balance of <$458,488> through June 30, 2011. The multiple selected typically compares to a 3-5x standard for smaller acquisitions (under $5.0 million in annualized revenues.

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Using the selected multiple prior stated, this would then result in a Fair Market Value of $360,816 – calculated as follows:

$223,102 (annualized 2011 fiscal earnings, per above) x .60 (the reciprocal for a 40% effective
State/ Federal tax rate) = $133,861 x 4 = $535,445

Opinion Qualification

For purposes of this Opinion, Mr. Barren has relied on certain information supplied by the Company and certain other sources referenced herein. Mr. Barren does not attest to the accuracy or reliability of this information or to any subsequent events that might or might not affect their accuracy or reliability, either positively or adversely, since the reference period for this Opinion.

Undersigned’s Credentials

Bruce W. Barren is Group Chairman of The EMCO/Hanover Group, which, since its inception in 1971, has concluded more than $3+ billion in financial transactions worldwide as international merchant bankers, representing more than 1,000 separate corporate transactions. Mr. Barren specializes in matters attendant to the senior management decision process, including those relating to executive and employee compensation, wrongful terminations, board representation, operating management, planning, financial administration, short and long-term debt and capital involvement, including capital sourcing, encompassing all types of investment requirements - business turnarounds, capital restructuring and merger/acquisition, plus foreign licensing along with corporate valuations for cash/ collateral purposes under the U. S. Bankruptcy Act and separately, for estate planning - including tangible and intangible assets. Mr. Barren has personally been involved in more than 200 business turnarounds, representing more than $1 billion in annualized payroll.

Achievements and Accolades

Mr. Barren has been honored on more than 50 separate occasions by: the Governors of the Commonwealth of Pennsylvania plus New York and New Jersey (in addition to their respective U.S. Senators) along with the Governors of Kentucky and Tennessee. In California, he has received commendations from various municipal and county governments as well as its State Assembly, Senate, Offices of the State Treasurer, Controller and several Governors.

As part of these accolades, Mr. Barren has also received more than a dozen individual U.S. Congressional Tributes, both from the U.S. Senate and House of Representatives, including one in 1990 from then Congressman Christopher Cox - subsequently the 28th Chairman of the Securities and Exchange Commission. In 1989, Mr. Barren was honored with a commemorative from President Ronald Reagan. Further, between 2000 to 2005 he received letters of commendation from then President Clinton and Vice President Al Gore plus President George W.

Bush and Vice President Richard Cheney along with then U.S. Senator Hilary Rodham Clinton (subsequently appointed in 2009 as the U.S. Secretary of State under President Obama) for his then 35+ years of service to the country, various states and their respective community.

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Specific Solvis Related Industry Credentials

Mr. Barren’s involvements in the Employment and Related Services, including Out-Placement, have been -- corporate assignments have included such companies as Snelling and Snelling (a nationwide employment services company); Alert Staffing (general base- and middle-level employee staffing); plus King Chapman Broussard & Gallagher, Inc. (executive out placement services), New Jersey Models (serving the South New Jersey market) along with The Right Man (an employment search firm) and Cahners Publishing - Trade Shows (stated to be one of the largest trade show companies in the United States) plus Employment Systems, Inc. (dealing in the municipal market) and Premier Staffing, Inc. (serving the fashion industry).

In the Medical Industry, Mr. Barren’s involvements have included corporate reorganizations and medical related valuations, involving estate planning and litigation including that related to the tax court and Chapter 11/7 situations. Assignments: Community Health Facilities (retirement homes); Charter Medical Corporation (hospital ownership/ management worldwide); Park West Medical Group (an HMO); La Habra Villa Retirement Home; Pacific Gardens Retirement Hotel; Global Medical Products Holdings Ltd. (medical products) and its various affiliated businesses; Isotrol Systems/Medi-Power Products, Inc. (medical products); Mission Dialysis, Inc.; Mission Viejo Medical Center; R & S Medical Enterprises (retail/ wholesale product distribution); Medi-Centers of America plus Safety Consultants Service, Inc./School Ten, Inc. (drug and alcoholic treatment facilities); Alcohol Abuse Hospitals, Inc. plus BioGentec Incorporated (medical consumer products) and Sunnylife Global, Inc. (hospital ownership/ management plus retail health stores); plus Ivybank Care Home, Ltd. (Senior Assisted Care Living - England).

Business Affiliations/ History

Under EMCO/Hanover's Executive Loan Program, Mr. Barren has assumed a number of senior on-line managerial positions, ranging from small- and medium-sized companies to those in the multi-national marketplace. Under this program, Mr. Barren has acted as: a Chief Executive Officer on a motorcycle manufacturer and a President of a satellite microwave equipment manufacturing company – both for separate venture capital firms then located in New York City; a Chief Executive Officer of a California bank under FDIC approval; President of a HMO medical provider, with 23 offices in Southern California, under the State of California, Department of Insurance's approval; Chairman of a printing/graphic design business and as a Chief Executive and Administrative Officer for various companies in the construction/ real estate industry, both commercial and residential.

From 1959 to 1962, Mr. Barren was an Executive Vice President and Board Member of a multinational industrial processing and chemical company, which he was forced to assume while he was in college, following the death of his father. Other prior experiences included an association with Price Waterhouse (1963-1967) where his responsibilities were directed primarily to client marketing-related problems at the chief executive officer level, involving such companies as Paramount Pictures, Saab Motors (Sweden) and Electrolux.

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Between 1968 and 1971 Mr. Barren was a member of several Securities and Exchange Commission (SEC) regulated investment banking firms, first as a Vice President at Walston & Co., Inc. and then as a Director/ Senior Vice President of Delafield Childs, Inc. Both were then located in New York City. Since then, he has been advisor to a number of other SEC regulated firms (Bregman Securities, Jesup & Lamont plus Birr Wilson) and in the late 1980’s to Transatlantic Capital Bio-Sciences Fund (London, England) - a “first-stage”, medical biosciences venture fund, whose investors included Johnson & Johnson International and Fison Pharmaceutical.

In 1971, Mr. Barren became a Senior Vice President for an AMEX publicly-traded printing services company which also controlled a related company, listed in the Over-the-Counter Marketplace. This company is also in consumer product marketing today, with more than 100 separate entities selling nationwide and internationally through various media and buyer outlets. Mr. Barren is actively involved with this company today. Currently, Mr. Barren continues to act as an advisor to a variety of companies, engaged in a diversity of business – worldwide, including having served as the designated Chairman of the Executive Committee in 2005-6 for a U.S. publicly held company, with two mandates from the Peoples Republic of China (PRC): to upgrade its Level II hospitals and to introduce the concept of Assisted Care Living.

From 1985-87, Mr. Barren acted as Chief Executive Officer and Vice Chairman of a $200 million multi-national transportation services company operating in some 40 different countries involving Europe along with North, Central and South America, plus Africa and the Middle East in addition to the Far East prior to its acquisition by a foreign corporation, In 1990-91, he was appointed Chief Executive office for a $900 million revenue-based company operating throughout North America, Korea and England. From 1993 to 1996, Mr. Barren initially acted as an advisor and then became the Chief Executive Officer for an aerospace company in order to affect its capital formation program. In so doing, he was further appointed a co-conservator of this company by The Superior Court of Los Angeles, California.

Prior to becoming Chairman of a technical asset management and product disposal company located in England, Mr. Barren was Chief Executive Officer for a multi-national direct sales company, headquartered in Nanjing (PRC), and serving the Far East. Through 2004, Mr. Barren acted as the Lead Consultant for a medical services company whose primary activities focused on Mainland China.

Because of his vast experience, Mr. Barren has been featured in more than 150 articles by various newspapers and internet media in the Far East (China and Japan), Europe and the United States, as "turnaround" specialist and business expert. Included therein were also for one of the "Big 4" accounting firms' KMPG’s Banking Insider, and separately, KMPG's Commissions

Markets Insider plus the California CPA Magazine, The Outlook.

In 2005, Mr. Barren became an audio conferencing instructor for Progressive Business Publications (PBP) – representing an audience of some 70,000 people, including Chief Financial

Hanover Federal Capital Corporation
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Officers for both publicly- and privately-held companies. In 2007, he continued as a CPE- accredited instructor but this time the topic was: “Cash Management: Building and fortifying a strong cash flow strategy.”

Since 2005, Mr. Barren has received a number of accolades from various Latin American Countries for his many years of service to them. First, he was honored by the Central American Parliament and then by the President of CENTROAMERICANA DE INVERSIONES S. DE R. L. for his 40-years of service to its member countries in aiding their trade, both imports and exports – worldwide. This was then followed by honoring Mr. Barren for his countless efforts in helping Latin Americans in North America which has resulted in the creation or saving of employment of its people. Subsequently, Mr. Barren was also given another commendation. This was from FUNHDICOL (Fundacion Hondurena Para El Desarrollo Intelectual Colectivo) for his many years of services in which he has assisted in many of this institution’s financial transactions which has helped in this country’s development.

In 2006, Mr. Barren was the Presenter for "Businessman of the Year" Award at the Trumpet Awards Ceremony in Atlanta, Georgia - the “Oscars” for African American Community Service. In 2006, Mr. Barren was presented with a Certificate of Honor from China's State-owned Supervision and Administration Commission of the People's Government of Hunan Province for his "great contribution" for establishing the first Sino-American Joint Ventured Hospital. Subsequently, he was also the keynote speaker at the 20th Annual China Industry Development Forum in Dongguan held by the China Tourist Hotels Association and received a plaque for his being an advisor to the Association. Mr. Barren, under EMCO/Hanover, has further been given an exclusive right to acquire majority control in the privatization of the multiple water treatment facility(s) in China.

In 2007, Mr. Barren, who has appeared on Chinese television on a number of occasions, was presented with a second Certificate of Honor. This time, it was in recognition of his efforts in the award of the first ever granted license to build an assisted-care living community in China which will consist of some 12,000 senior citizen, housing units. Separately, he also received a Letter of Appointment as a senior consultant for the Prosperity of Baotou business and investment from the Baotou Disabled People Welfare Fund Association of The Red Cross of Baotou City, Inner Mongolia from its Chairman – Zheng Jinduo. Concurrent with that, Mr. Barren was further appointed a senior consultant for The Association of Entrepreneur’s Friend, Baotou CPPCC by its President – Li yu ran.

In 2008, Mr. Barren joined the Board of Directors of a publicly-traded U.S. Company, which is an international telecom operator and enabler plus systems integrator to the multi-media industry by facilitating the distribution of all forms of content and telecom services to global consumers. The company also has certain patented technology to prevent credit card fraud. Besides various worldwide licenses in over a dozen markets in Europe, Asia and the Middle East, it also has a license to operate telecommunication switching facilities in China. Through mid-2009, Mr. Barren served as its Company’s Vice Chairman in addition to being Chairman of its

Hanover Federal Capital Corporation
Merchant Bankers

Compensation Committees plus the Independent Director for its Nominating and Corporate Governance Committee along with its Audit Committee.

In May 2009, Mr. Barren met with the Mayor of Shenyang, China. Mr. Li Yingjie named Mr. Barren the honorary financial and economic adviser to the City of Shenyang. As part of his appointment Mr. Barren will attend the City’s yearly economic forum and other key meetings with the Mayor of Shenyang. This was a great honor. Mr. Barren is the first foreigner to be appointed to be the City’s adviser. In 2011, Mr. Barren further received a Certificate of Recognition from Mr. Bingzhong Zhang, Director - Chinese & International Experts Organization of China (CIEO). He was also a keynote Speaker and Presenter at the Winalite's China 2011 For You Globa lCongress.Winalite, where Mr. Barren is in charge of its North American marketing, including its sales efforts, is a company that sells consumer products through direct marketing under a multiple-level format and through e-commerce plus selective products to hospitals.

Litigation/ Expert Witness

In litigation support as an expert witness, Mr. Barren has been accepted as a multi-industry expert in some 2 dozen industries and has been involved in some 40+ cases, including against such industry leaders like The Chase Manhattan Bank, Merrill Lynch, Wells Fargo Bank and The Ford Motor Company - representing a variety of capital transactions involving all types of capital, plus minority shareholder interest, management and their fiduciary responsibilities, executive and employee compensation, wrongful employment terminations, corporate valuations plus a diversity of corporate transactions, including mergers and acquisitions. As such, he has given testimony in both District and State Courts plus the U.S. Tax Court and before the IRS plus acted as an expert on behalf of the Securities and Exchange Commission. During his 40 year career, he has written more than 500 valuation and fairness opinions.

Media Coverage and Professional Societies Involvements

Mr. Barren, who has been on various television and radio stations throughout the U.S. as part of his distinguished career, has appeared before numerous professional societies, including the American Management Association, where he wrote articles, conducted lectures and seminars on executive management, strategic planning, corporate finance, merger/acquisition and other business-related matters. From 1978 through 1995, Mr. Barren authored and conducted advanced courses in CRISIS MANAGEMENT, CORPORATE VALUATION TECHNIQUES, MERGER AND ACQUISITIONS, LITIGATION SUPPORT plus CAPITAL SOURCING under the Continuing Professional Education (CPE) program of the then 32,000-member California Certified Public Accountants Foundation for Education and Research, the 35,000-member State of New York, and the 30,000-member Texas Society of Certified Public Accountants.

During the 1980's and 1990's, Mr. Barren appeared on various radio and television shows as an expert in business and the U. S. economy. Between 1991-1993, he was a frequent guest speaker to a number of Price Waterhouse (now PriceWaterhouseCoopers) CFO Forums in Southern California plus acted as a panel judge for Ernst & Young’s Annual Entrepreneurial Awards. For

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Merchant Bankers

2001, Mr. Barren was appointed to the Editorial Advisory Board of Prentice-Hall.

Academic Credentials plus University Lecturing

From 1990 to 2002, Mr. Barren taught courses as a part-time visiting lecturer for the Anderson Graduate School of Business-UCLA, The University of Southern California; Pepperdine University's Executive MBA Program plus Whittier College of Law and Chapman University's School of Law. In 1995-1996, Mr. Barren co-instructed various "workshop" courses in loan documentation and valuation procedures for Sanwa Bank, then one of the top five international banks.

* * * * *

Mr. Barren has been listed in Marquis' Who's Who in the World since 1989 where also his academic credentials are presented. These include a Bachelor of Science degree from Babson College in 1962 in Accounting and Finance. In addition, he has a Master’s Degree from Bucknell University in 1963 in Finance and Economics plus in 1967 and 1968, two graduate certificates in International Marketing and Finance - with one, from the Harvard Business School and the other, from Cambridge University (Pembroke College) – England.

Respectively submitted,

Hanover Federal Capital Corporation

/s/ Bruce W. Barren

Bruce W. Barren

Hanover Federal Capital Corporation
Merchant Bankers

Exhibit C

Promissory Note

Principal $500,000	Issue Date: October 1, 2011

SECURED CONVERTIBLE NOTE

          FOR VALUE RECEIVED, Smart-Tek Solutions, Inc. (a Nevada corporation), their employees, heirs, subsidiaries, and successors in interest (hereinafter called “Borrower”), hereby promises to pay to AMS Outsourcing, a business unit of American Marine, LLC, a Montana, Limited Liability Company (the “Holder”) on order, without demand, the sum of Five Hundred Thousand Dollars, with unpaid accrued interest, on September 30, 2012 (the “Maturity Date”) or sooner as described herein. The following terms shall apply to this Note:

ARTICLE I
GENERAL PROVISIONS

          1.1      Principal Owed: The principal amount of this Note is $500,000.00 that is owing to Holder as of the Issue Date:

          1.2      Interest Rate. Subject to Section 5.6 hereof, interest payable on this Note shall accrue from the Issue Date at a rate per annum (the "Interest Rate") equal to six percent (6%) per year on the outstanding principal balance.

         1.2      Default Interest Rate. A default interest rate of twelve percent (10%) per annum shall apply to amounts owed hereunder which are not paid on their respective due dates.

          1.2      Payments. Interest only payments of two thousand five hundred dollars ($2,500.00) shall first be payable on November 1, 2011 and on the first day of each of the following months prior to the payment of the entire principal amount of this Note.

          1.3      Pre-Payment; Payments in Excess of Amounts Due. The Borrower shall have the right to pre-pay the principal prior to the maturity date of this Note without penalty or the accrual of interest on any balances paid. The Borrower may also accelerate payments of the principal without penalty or the accrual of interest on any balances paid.

ARTICLE II
EVENT OF DEFAULT

          The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest (to the extent accrued) then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

          2.1      Failure to Pay Principal or Interest. The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due and such failure continues for a period of five (10) business days after the due date.

          2.2      Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of five (10) business days after written notice to the Borrower from the Holder.

          2.3      Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

          2.4      Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower and is not dismissed within thirty (30) days of appointment.

          2.5      Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within thirty (30) days of initiation.

          2.6      Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

ARTICLE III
SECURITY INTEREST

          3.         Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Holder on the assets sold by Holder to Borrower pursuant to the October 1, 2011 “Acquisition of Solvis”. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE IV
MISCELLANEOUS

          4.1      Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          4.2      Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Smart-Tek Solutions, Inc., 11838 Bernardo Plaza Court, Suite 140, San Diego, CA 92128, Attn: Kelly Mowrey, Chief Operating Officer, and (ii) if to the Holder, to AMS Outsourcing, 11838 Bernardo Plaza Court, Suite 210, San Diego, CA 92128, ATTN: Eric Gaer, Chief Executive Officer.

          4.3      Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

          4.4      Assignability. The obligations of Borrower under this Note are not assignable without the consent of the Holder. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and the permitted assigns of the Note.

          4.5      Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of California or in the federal courts located in San Diego, California. Each of the Borrower, Holder and any signator hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in California of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

          4.6      Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

          IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 1st day of October, 2011.

SMART-TEK SOLUTIONS, INC.

       /s/ Kelly Mowrey

By: ________________________________
       Kelly Mowrey
       COO

WITNESS:

By: ________________________________

Name: